                                                                    EXHIBIT 99.1

News Release


                         [LETTERHEAD OF GLOBALSANTAFE]

                                   Contact Information:
                                   --------------------
                                   Investors:   Richard Hoffman (281) 925-6441
                                   Media:       Julie Tushingham (281) 925-6443


           GlobalSantaFe Reports First Quarter 2003 Financial Results

HOUSTON, April 23, 2003--Worldwide oil and gas drilling contractor GlobalSantaFe Corporation (NYSE:GSF) today reported net income for the quarter ended March 31, 2003, of $45.9 million, or $0.20 per diluted share, on revenues of $453.0 million, as compared to net income of $77.1 million, or $0.33 per diluted share, on revenues of $488.7 million for the same quarter in 2002.

First quarter 2003 net income included $22.1 million, or $0.10 per diluted share, from the settlement of a claim filed in 1993 with the United Nations Compensation Commission for losses suffered as a result of the Iraqi invasion of Kuwait in 1990. Excluding the benefit of this settlement, the company's net income would have been $23.8 million, or $0.10 per diluted share.


Financial and Operating Performance

"As compared to the first quarter of last year, our financial performance for the first quarter of 2003 was adversely affected by lower contract drilling revenues, slightly higher contract drilling operating expenses and a reduced contribution from our drilling management services group," said GlobalSantaFe President and Chief Executive Officer, Sted Garber.

The contract drilling business segment reported operating income of $41.0 million for the first quarter of 2003, down approximately 58 percent from $97.5 million in the first quarter of 2002. These results are largely due to lower utilization and dayrates for the company's land and marine rig fleets.

During the first quarter 2003, the company's marine fleet utilization averaged 85 percent, slightly lower than the first quarter 2002 average utilization of 88 percent. Contributing to lower utilization, eight of the company's marine rigs were idle for various periods during the first quarter 2003 primarily due to upgrade projects and repair and maintenance work. Additionally, seven marine rigs were idle for various periods resulting from drilling market weakness primarily in the Gulf of Mexico and the North Sea. Ten of these fifteen rigs have already returned to work and four are expected to return to work during the second half of 2003. The fifteenth rig, the semisubmersible GSF Arctic II, continued a major paint project through the first quarter of 2003 and it is expected to be cold stacked upon project completion. The average marine


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GlobalSantaFe Corporation First Quarter 2003 Financial Results/page 2 fleet dayrate for the first quarter 2003 decreased to $71,600 from the prior year's first quarter average of $76,600, primarily due to softness in the company's North Sea and deepwater operations. The company expects this softness to continue through the second quarter 2003. The company's newly constructed high-performance jackup GSF Constellation I is scheduled for delivery during the second quarter of 2003, and the company is actively marketing the rig.

During the first quarter 2003, the company's land fleet also experienced a decrease in utilization and average dayrates as compared to the first quarter 2002. Lower utilization was primarily the result of eight rigs remaining idle in Venezuela during the entire first quarter 2003. A further contributing factor was the company's decision in March 2003 to suspend drilling operations in Kuwait due to the situation in Iraq. The company expects that eight of its rigs in Kuwait will resume operations by the end of April 2003.

Compared to the first quarter of 2002, the company's contract drilling segment experienced slightly higher operating expenses during the first quarter 2003, related to higher marine insurance, labor, mobilization and freight expenses.

"As the military conflict in Iraq comes to a close and the political situations in Venezuela and Nigeria normalize, we are cautiously optimistic that energy prices will stabilize. We believe that oil price stability will contribute to improved customer confidence in global energy markets that in turn should foster increased exploration and development drilling activity. GlobalSantaFe is well positioned worldwide to take advantage of any improvements in these markets," stated Garber.

GlobalSantaFe's drilling management services segment posted operating income of $2.7 million in the first quarter of 2003, down from $7.7 million in the same quarter of 2002. Applied Drilling Technology Inc. (ADTI) drilled a total of twenty turnkey wells and performed six well completions during the first quarter of 2003, compared to eighteen turnkey wells and five completions during the same quarter of last year. Although ADTI reported higher drilling activity levels in 2003's first quarter, the drilling management services segment reported a lower operating margin primarily as a result of losses on three turnkey wells in the first quarter of 2003.


About GlobalSantaFe

GlobalSantaFe is a leading worldwide drilling contractor offering a full range of premium equipment and drilling management services. The company's diverse and technologically advanced fleet of 58 offshore rigs includes premium and heavy-duty, harsh-environment jackups; semisubmersibles; and dynamically positioned ultra-deepwater drillships. Additionally, the company has four rigs under construction. The company also has 31 land rigs and is the world's leading provider of turnkey drilling and drilling management services. More information can be found at: www.gsfdrill.com.

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GlobalSantaFe Corporation First Quarter 2003 Financial Results/page 3


Conference Call

GlobalSantaFe will hold a publicly accessible analyst conference call to discuss its first quarter 2003 financial results. The call will begin at 10 a.m. CDT (11 a.m. EDT), Wednesday, April 23, 2003, and can be heard live on the company's Web site at http://www.gsfdrill.com by clicking on "GlobalSantaFe 1st Quarter 2003 Earnings Conference Call" or by dialing (913) 981-5571, reference code 364669.

Participants are encouraged to logon to the company's Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available shortly after the conclusion of the call at 1:00 p.m. CDT by dialing (719) 457-0820 (reference confirmation code 364669) until 7:00 p.m. CDT on April 30, 2003.

A webcast replay will also be available shortly after the call at 1:00 p.m. through the investor relations page on the company's Web site. To the extent not provided in the call, reconciliations of any non-GAAP measures discussed in the call will be available on the investor relations page of our Web site in the form of this earnings release or other materials. The investor relations page of the company's Web site may be accessed by going to the company's web site: http://www.gsfdrill.com and clicking on "Investor Relations."


Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a "safe harbor" for discussing their expectations regarding future performance. We believe it is in the best interests of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements include things such as (a) our statement that certain rigs will be cold stacked upon project completion and that certain rigs are expected to return to work during the second half of 2003; (b) our expectation that softness in the company's North Sea and deepwater operations will continue through the second quarter of 2003; (c) our expectation that our rigs in Kuwait will resume operations by the end of April 2003; (d) our optimism that energy prices will stabilize as the military conflict in Iraq comes to a close and political situations in Venezuela and Nigeria normalize; (e) our belief that oil price stability will contribute to improved customer confidence in global energy markets fostering increased exploration and development drilling activity; and
(f) other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release and are based on available industry, financial and economic data and our operating and financing plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to (a) changes in rig utilization and dayrates in response to the level of activity in the oil and natural gas industry, which is significantly affected by indications and expectations regarding the level and volatility of oil and natural gas prices, which in turn are affected by such things as political, economic and weather conditions affecting or potentially affecting regional or worldwide demand for oil and natural gas, actions or anticipated actions by OPEC, inventory levels, deliverability constraints, and futures market activity;
(b) the impact of war or other armed hostilities in the Middle East or elsewhere; (c) presently unknown rig repair needs and/or additional opportunities to accelerate planned maintenance expenditures due to presently unanticipated rig downtime; (d) delays in rig construction projects due to such things as cost over-runs, supply shortages, natural disasters and work stoppages by shipyard workers; and (e) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

                                      # # #


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GlobalSantaFe Corporation First Quarter 2003 Financial Results/page 4


                           GlobalSantaFe Corporation
                   Condensed Consolidated Statement of Income
                    (In millions, except per share amounts)

                                                                Three Months Ended
                                                                     March 31,
                                                             -----------------------
                                                               2003            2002
                                                             --------        -------
Revenues:
  Contract drilling (1)                                      $ 358.9         $ 401.8
  Drilling management services (1)                              88.0            85.2
  Oil and gas                                                    6.1             1.7
                                                             -------         -------
    Total revenues                                             453.0           488.7
                                                             -------         -------
Expenses:
  Contract drilling (1)                                        254.1           243.1
  Drilling management services (1)                              85.3            77.5
  Oil and gas                                                    1.3             0.8
  Depreciation, depletion and amortization                      65.5            62.5
  General and administrative                                    13.5            12.0
                                                             -------         -------
    Total operating expenses                                   419.7           395.9
                                                             -------         -------
    Operating income                                            33.3            92.8

Other income (expense):
  Interest expense                                             (16.2)          (14.3)
  Interest capitalized                                           9.0             3.2
  Interest income                                                2.9             4.4
  Other                                                         21.9            (0.9)
                                                             -------         -------
    Total other income (expense)                                17.6            (7.6)
                                                             -------         -------
    Income before income taxes                                  50.9            85.2

Provision for income taxes:
  Current tax provision                                          8.2            12.2
  Deferred tax benefit                                          (3.2)           (4.1)
                                                             -------         -------
    Total provision for income taxes                             5.0             8.1
                                                             -------         -------
Net income                                                   $  45.9         $  77.1
                                                             =======         =======
Earnings per ordinary share:
  Basic                                                      $  0.20         $  0.33
  Diluted                                                    $  0.20         $  0.33

Average ordinary shares:
  Basic                                                        233.1           233.6
  Diluted                                                      234.6           236.8

(1) Revenues and operating expenses for the three months ended March 31, 2002, reflect the application of the guidance set forth in Emerging Issues Task Force Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for `Out-of-Pocket' expenses incurred." Pursuant to this guidance, reimbursements received for out-of-pocket expenses should be characterized as revenue. The Company previously recorded certain of these reimbursements as a reduction of the related expense. The results of the prior period have been reclassified to conform to the current period presentation. Operating income and net income for the 2002 period were not affected by the application of this guidance.

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GlobalSantaFe Corporation First Quarter 2003 Financial Results/page 5


                           GlobalSantaFe Corporation
                      Condensed Consolidated Balance Sheet
                                 (In millions)

                                                      March 31,        December 31,
                                                        2003               2002
                                                      ---------        ------------
Current assets:
  Cash and cash equivalents                           $  923.0           $  677.0
  Marketable securities                                      -               59.5
  Accounts receivable, net of allowances                 354.4              346.3
  Prepaid expenses                                        35.6               49.6
  Future income tax benefits                               0.7                0.7
  Other current assets                                    13.3               12.5
                                                      --------           --------
    Total current assets                               1,327.0            1,145.6

Net properties                                         4,251.8            4,194.0
Goodwill                                                 386.9              386.9
Other assets                                              81.1               81.7
                                                      --------           --------
    Total assets                                      $6,046.8           $5,808.2
                                                      ========           ========

Current liabilities:
  Accounts payable                                    $  151.6           $  209.2
  Accrued liabilities                                    249.5              279.6
                                                      --------           --------
    Total current liabilities                            401.1              488.8

Long-term debt                                         1,177.8              925.2
Capital lease obligations                                 39.7               16.7
Deferred income taxes                                        -                2.7
Other long-term liabilities                              151.4              140.6

Shareholders' equity:
  Ordinary shares and additional paid-in capital       2,959.3            2,952.4
  Retained earnings                                    1,359.4            1,322.4
  Accumulated other comprehensive loss                   (41.9)             (40.6)
                                                      --------           --------
    Total shareholders' equity                         4,276.8            4,234.2
                                                      --------           --------
    Total liabilities and shareholders' equity        $6,046.8           $5,808.2
                                                      ========           ========


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GlobalSantaFe Corporation First Quarter 2003 Financial Results/page 6

                            GlobalSantaFe Corporation
                    Condensed Consolidated Statement of Cash Flows
                                  (In millions)

                                                                                    Three Months Ended
                                                                                         March 31,
                                                                              -------------------------------
                                                                                 2003                  2002
                                                                              ---------             ---------
Cash flows from operating activities:
     Net income                                                                $  45.9               $  77.1
     Adjustments to reconcile net income to net
       cash flow provided by operating activities:
       Depreciation, depletion and amortization                                   65.5                  62.5
       Deferred income taxes                                                      (3.2)                 (4.1)
       Increase in accounts receivable                                            (9.5)                 (1.4)
       Decrease in prepaid expenses and other
         current assets                                                           12.3                   7.2
       (Decrease) increase in accounts payable                                   (54.9)                 12.2
       Decrease in accrued liabilities                                           (22.3)                (20.4)
       Decrease in deferred revenues                                             (12.7)                 (4.0)
       Other, net                                                                 11.1                  (6.7)
                                                                               -------               -------
         Net cash flow provided by operating activities                           32.2                 122.4
                                                                               -------               -------
Cash flows from investing activities:
     Capital expenditures                                                       (127.0)               (107.7)
     Purchases of held-to-maturity marketable securities                             -                (116.8)
     Proceeds from maturities of held-to-maturity
       marketable securities                                                      59.5                 119.5
     Proceeds from maturities of available-for-sale
       marketable securities                                                       4.2                     -
     Proceeds from sales of properties and equipment                               1.8                  67.6
                                                                               --------              --------
         Net cash flow used in investing activities                              (61.5)                (37.4)
                                                                               --------              --------
Cash flows from financing activities:
     Dividend payments                                                            (7.6)                 (7.6)
     Issuance of long-term debt, net of discount                                 249.4                     -
     Deferred financing costs                                                     (3.4)                    -
     Capitalized lease obligation                                                 37.0                     -
     Payments on capitalized lease obligation                                     (6.5)                    -
     Proceeds from issuance of ordinary shares                                     6.4                  12.5
                                                                               --------              --------
         Net cash flow provided by financing activities                          275.3                   4.9
                                                                               --------              --------
Increase in cash and cash equivalents                                            246.0                  89.9
Cash and cash equivalents at beginning of period                                 677.0                 578.3
                                                                               --------              --------
Cash and cash equivalents at end of period                                     $ 923.0               $ 668.2
                                                                               ========              ========


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GlobalSantaFe Corporation First Quarter 2003 Financial Results/page 7

                           GlobalSantaFe Corporation
                   Results of Operations by Business Segment
                (Dollars in millions, except for average dayrate)

                                                         Three Months Ended
                                                              March 31,
                                                        ---------------------
                                                          2003          2002
                                                        --------     --------
Revenues:
  Contract drilling (1)                                 $ 359.6      $ 404.1
  Drilling management services (1)                         90.1         87.2
  Oil and gas                                               6.1          1.7
  Elimination                                              (2.8)        (4.3)
                                                        -------      -------
    Total revenues                                      $ 453.0      $ 488.7
                                                        =======      =======
Operating income:
  Contract drilling (1)                                    41.0         97.5
  Drilling management services (1)                          2.7          7.7
  Oil and gas                                               4.1          0.4
  Corporate operating expenses                            (14.5)       (12.8)
                                                        -------      -------
    Total operating income                                 33.3         92.8
Interest expense, net                                      (4.3)        (6.7)
Other                                                      21.9         (0.9)
                                                        -------      -------
    Income before income taxes                          $  50.9      $  85.2
                                                        =======      =======

Depreciation, depletion and amortization
 included in operating income:
  Contract drilling                                     $  63.8      $  61.2
  Drilling management                                         -            -
  Oil and gas                                               0.7          0.5
  Corporate                                                 1.0          0.8
                                                        -------      -------
    Total depreciation, depletion and amortization      $  65.5      $  62.5
                                                        =======      =======

Average rig utilization rate:
  Marine                                                    85%          88%
  Land                                                      53%          81%

Average dayrate: (2)
  Marine                                                $71,600      $76,600
  Land                                                  $18,100      $18,400

Turnkey wells drilled                                        20           18
Turnkey well completions                                      6            5

(1) Non-rig related revenues and expenses, consisting mainly of cost reimbursements, included in Contract drilling revenues and expenses totaled $19.0 million and $18.9 million for the three months ended March 31, 2003 and 2002, respectively. Cost reimbursements included in Drilling management services revenues and expenses for these same periods totaled $0.9 million and $5.8 million, respectively. Operating income for these periods was not affected by these reimbursements.

(2) Average dayrate is the ratio of contract drilling revenues divided by the aggregate contract days, adjusted to exclude days under contract at zero dayrate. Excluding the non-rig related revenues discussed in footnote (1) above would decrease the amount reported for the three months ended
     March 31, 2003 and 2002, by $2,500 and $3,600, respectively, for the company's marine rigs and $1,500 and $1,100, respectively, for the company's land rigs.

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